EXHIBIT 7.

              PORTIONS OF BYLAWS, AS AMENDED,
             RELATING TO SHAREHOLDERS' RIGHTS

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                         ARTICLE 10
Provisions Relating to the Conduct of the Trust's Business

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10.4 Reports to Shareholders.  The Trust shall send to each shareholder of record at least semi-annually a statement of the condition of the Trust and of the results of its operations, containing all information required by applicable laws or regulations.

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                         ARTICLE 11
                        Shareholders

11.1 Annual Meeting. The annual meeting of the shareholders of the Trust shall be held on the last Friday in April in each year or on such other day as may be fixed by the Trustees. The meeting shall be held at such time as the Chairman of the Trustees or the Trustees may fix in the notice of the meeting or otherwise. Purposes for which an annual meeting is to be held, additional to those prescribed by law or these Bylaws, may be specified by the Chairman of the Trustees or by the Trustees.

11.2 Record Dates. For the purpose of determining the shareholders of the Trust who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of shareholders or more than 60 days before the date of payment of any dividend or of any other distribution, as the record date for determining the shareholders of the Trust having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or part of such period.

11.3 Proxies. The placing of a shareholder's name on a proxy pursuant to telephone or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.

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                         ARTICLE 13
     Advance Notice of Shareholder Nominees for Trustee and
           Proposals to Fix the Number of Trustees

13.1. Advance Notice of Shareholder Nominations of Trustees and Proposals to Fix the Number of Trustees. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Trustees, and no proposal to fix the number of Trustees shall be brought before a meeting of shareholders or otherwise transacted unless in accordance with the following procedures, except as may be otherwise provided in the Bylaws with respect to the right of holders of preferred shares, if any, of the Trust to nominate and elect a specified number of Trustees in certain circumstances.

(a) Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Trustees and proposals to fix the number of Trustees may be made at an annual meeting of shareholders or at a special meeting of shareholders in lieu of an annual meeting only (i) pursuant to the notice of meeting given by or at the direction of the Trustees pursuant to Article V, Section 2 of the Declaration of Trust, (ii) by or at the direction of the Trustees (or any duly authorized committee thereof) or the Chairman of the Trustees or (iii) by any shareholder of the Trust who was a shareholder of record at the time the notice provided for in this Section 13.1 is delivered to the Clerk of the Trust, who is entitled to vote at the meeting and who complies with the notice procedures set forth in subparagraph (2) of this paragraph (a) of this Section 13.1.

(2) For such nominations or proposals to be properly brought before a meeting by a shareholder pursuant to clause (iii) of paragraph (a) of this
Section 13.1, the shareholder must have given timely notice thereof in writing to the Clerk of the Trust in accordance with paragraph (b) of this
Section 13.1. The shareholder's notice shall contain, at a minimum, the information set forth in paragraph (c) of this Section 13.1.

(b) Timely Notice.

(1) Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this Section 13.1 in respect of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that with respect to the annual meeting to be held in the calendar year 2001, notice by the shareholder in order to be timely must be so received not less than thirty (30) days prior to such anniversary date; provided further, however, if and only if the annual meeting is not scheduled to be held on a date that is within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received no later than the close of business on the tenth, (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed and the date on which public announcement of the date of the annual meeting was first made.

(2) Special Meeting in Lieu of Annual Meeting. To be timely, a shareholder's notice required by subparagraph (2) of paragraph (a) of this Section 13.1 in respect of a special meeting in lieu of an annual meeting shall be delivered to the Clerk at the principal executive offices of the Trust not later than the close of business on the tenth
(10th) day following the date on which public announcement was first made of the date of the special meeting.

(3) General. In no event shall an adjournment or postponement (or a public announcement thereof) of a meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder's notice as described in this paragraph (b) of this Section 13.1.

(c) Content of Shareholder's Notice.

(1) Any shareholder's notice required by this Section 13.1 shall set forth as to each person, if any, whom the shareholder proposes to nominate for election or re-election as a Trustee (i) the person's name, age, date of birth, business address, residence address and nationality;
(ii) any other information regarding the person required by each of paragraphs (a), (d), (e) and (f) of Item 401 of Regulation S-K and paragraph (b) of Item 22 of Rule 14a-101 (Schedule 14A) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (iii) any other information regarding the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (iv) whether the shareholder believes the person is or will be an "interested person" of the Trust (as defined in the Investment Company Act of 1940, as amended) and, if not an "interested person," information regarding the person, that will be sufficient for the Trust to make such determination; (v) the written consent of the person to being named as a nominee and to serve as a Trustee if elected and (vi) the class or series and number of all shares of beneficial interest of the Trust owned beneficially or of record by the person. Any shareholder's notice required by this Section 13.1 in respect of a proposal to fix the number of Trustees shall also set forth a description and the text of the proposal, which description and text shall state a fixed number of Trustees that otherwise complies with the Bylaws and the Declaration of Trust.

(2) Such shareholder's notice further shall set forth as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder and such beneficial owner, as they appear on the Trust's books; (ii) the class or series and number of all shares of beneficial interest of the Trust owned beneficially and of record by the shareholder and such beneficial owner; (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder; (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to, as the case may be, (A) nominate each person named in its notice and (B) make the proposal to fix the number of Trustees as stated in its notice; and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of Trustees or directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(3) The Trustees may require any proposed nominee to furnish such other information as they may reasonably require to determine the eligibility of such proposed nominee to serve as a Trustee.

(d) Authority to Determine Compliance with Procedures. The person presiding at any meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to (i) determine whether a nomination or proposal was made in compliance with the procedures set forth in this Article 13 and elsewhere in the Bylaws and in the Declaration of Trust and (ii) if any nomination or proposal is not so in compliance to declare that such nomination or proposal shall be disregarded.